Exhibit 4.6

Number ●	Warrant ●

AGENT’S WARRANT
TO PURCHASE COMMON SHARES OF

BEAR CREEK MINING CORPORATION (THE “COMPANY”)
(INCORPORATED UNDER THE LAWS OF YUKON)

WARRANT FOR PURCHASE OF COMMON SHARES

THIS IS TO CERTIFY THAT, for value received, Haywood Securities Inc. (the “Warrant Holder”), of Suite 2000, 400 Burrard Street, Vancouver, British Columbia is entitled to purchase 1,320,000 fully paid and non-assessable common shares in the capital of the Company (the“Shares”) for a period of one year at a price of US$0.50 (the “Warrant”) upon and subject to the terms and conditions referred to on the reverse hereof.

This Warrant may be exercised only at Pacific Corporate Trust Company, 10th floor, 625 Howe Street, Vancouver, BC, V6C 3B8.

IN WITNESS WHEREOF the Company has caused this Warrant to be executed by an authorized officer.

DATED ●

Chairman

President

(See instructions on the reverse side of this Warrant.)

SUBSCRIPTION FORM

TO:  Bear Creek Mining Corporation

The registered holder of this Warrant subscribes for __________ Shares according to the conditions hereof and herewith makes payment of the purchase price in full for this number of Shares.

The undersigned hereby directs that the Shares hereby subscribed for be issued and delivered as follows:

Name(s) in Full	Addresses	Number of Shares

(Please print full names in which share certificates are to be issued, stating whether Mr., Mrs., Miss or Ms. If any of the shares are to be issued to a person or persons other than the registered holder, the registered holder must pay to the Company all requisite transfer taxes and/or fees.)

DATED ______________

Witness	Signature

Please print below your name and address in full.

Mr. / Mrs. / Miss / Ms	Address

TERMS AND CONDITIONS

This Warrant is issued subject to the terms and conditions for the time being governing the holding of Warrants in the Company. A copy of the terms and conditions may be obtained, free of charge, at the office of Bear Creek Mining Corporation at Suite 410, 625 Howe Street, Vancouver, BC, V6C 2T6.

TERMS AND CONDITIONS ATTACHED TO
THE AGENT’S WARRANTS ISSUED BY
BEAR CREEK MINING CORPORATION

1.     INTERPRETATION

1.1 Definitions

In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

(a)	“Company” means Bear Creek Mining Corporation until a successor corporation becomes such in the manner prescribed in Section 8 and thereafter “Company” will mean such successor corporation;

(b)	“Company’s Auditor” means an independent firm of accountants duly appointed as auditor of the Company;

(c)	“Director” means a Director of the Company for the time being, and reference, without more, to action by the Directors means action by the Directors of the Company as a Board, or whenever duly empowered, action by an executive committee of the Board;

(d)	“herein”, “hereby”, “hereof” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Section” and “Subsection” followed by a number refer to the specified Section or Subsection of these Terms and Conditions;

(e)	“person” means an individual, corporation, partnership, trustee or any unincorporated organization and words importing persons have a similar meaning;

(f)	“shares” means the common shares in the capital of the Company as constituted at the date hereof and any shares resulting from any subdivision or consolidation of the shares;

(g)	“Transfer Agent” means Pacific Corporate Trust Company at its head office in Vancouver, British Columbia, or its successors; and

(h)	“Warrant Holders” or “Holders” means the registered holder of the Warrants;

(i)	“Warrant Holders’ request” means an instrument signed in one or more counterparts by Warrant Holders entitled to purchase in the aggregate not less than 25% of the aggregate number of shares which could be purchased pursuant to all the Warrants outstanding for the time being, requesting the Company to take some action or proceeding specified therein;

(j)	“Warrants” mean the Agent’s Warrants of the Company issued and presently authorized, as set out in Subsection 2.1 hereof and for the time being outstanding;

(k)	words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.2 Interpretation not Affected by Headings

The division of these Terms and Conditions into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation thereof.

1.3 Applicable Law

The Warrants will be construed in accordance with the laws of British Columbia and the laws of Canada applicable thereto and will be treated in all respects as British Columbia contracts.

2.     ISSUE OF WARRANTS

2.1 Issue of Agent’s Warrants

Agent’s Warrants entitling the holders thereof to purchase an aggregate of 1,320,000 shares are authorized to be issued by the Company.

2.2 Warrant Holder not a Shareholder

The holding of a Warrant will not constitute the holder thereof a shareholder of the Company, nor entitle him to any right or interest in respect thereof except as in the Warrant expressly provided.

2.3 Exchange of Warrants

(a)	Warrants in any authorized denomination may, upon compliance with the reasonable requirements of the Company, be exchanged for Warrants in any other authorized denomination, of the same series and date of expiry entitling the holder thereof to purchase any equal aggregate number of shares at the same subscription price and on the same terms as the Warrants so exchanged.

(b)	Warrants may be exchanged only at the registered office of the Company or the Vancouver office of the Trust Company. Any Warrants tendered for exchange will be surrendered to the Company and cancelled.

2.4 Charges for Exchange

On exchange of Warrants, the Company or Trust Company, except as otherwise herein provided, may charge a sum not exceeding $1.00 for each new Warrant issued; and payment of such charges and of any transfer taxes or governmental or other charges required to be paid will be made by the party requesting such exchange.

2.5 Issue in Substitution for Lost Warrants

(a)	In case a Warrant becomes mutilated, lost, destroyed or stolen, the Company in its discretion may issue and deliver a new Warrant of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated Warrant, or in lieu of, and in substitution for such lost, destroyed or stolen Warrant and the substituted Warrant will be entitled to the benefit hereof and rank equally in accordance with its terms with all other Warrants issued or to be issued by the Company.

(b)	The applicant for the issue of a new Warrant pursuant hereto will bear the cost of the issue thereof and in case of loss, destruction or theft will furnish to the Company such evidence of ownership and of loss, destruction, or theft of the Warrant so lost, destroyed or stolen as will be satisfactory to the Company in its discretion and such applicant may also be required to furnish indemnity in amount and form satisfactory to the Company in its discretion, and will pay the reasonable charges of the Company in connection therewith.

3.     OWNERSHIP AND TRANSFER

3.1 Ownership of Warrants

The Company and Transfer Agent may deem and treat the registered holder of any Warrant as the absolute owner of such Warrant, for all purposes, and will not be affected by any notice or knowledge to the contrary. The registered holder of any Warrant will be entitled to the rights evidenced by such Warrant and all persons may act accordingly and the receipt of any such registered holder for the shares purchasable pursuant thereto will be a good discharge to the Company and Transfer Agent for the same and neither the Company nor the Transfer Agent will be bound to enquire into the title of any such registered holder. Warrants will be non-transferable.

3.2 Notice to Warrant Holders

Unless herein otherwise expressly provided, any notice to be given hereunder to Warrant Holders will be deemed to be validly given if such notice is published once in Vancouver, British Columbia, such publication to be made in a daily newspaper in the English language of general circulation in such city. Any notice so given will be deemed to have been given on the date on which it has been published.

4.     EXERCISE OF WARRANTS

4.1 Method of Exercise of Warrants

The right to purchase shares conferred by the Warrants may be exercised by the holder of any such Warrant surrendering the Warrant, with a duly completed and executed subscription in the form appearing on the reverse side thereof and cash or a certified cheque payable to or to the order of the Company, at par in Vancouver, British Columbia, for the purchase price applicable at the time of surrender in respect of the shares subscribed for in lawful money of Canada to the Transfer Agent at its head office in Vancouver, British Columbia.

4.2 Effect of Exercise of Warrants

(a)	Upon surrender and payment as aforesaid the shares so subscribed for will be deemed to have been issued and such person or persons will be deemed to have become the holder or holders of record of such shares on the date of such surrender and payment, and such shares will be issued at the subscription price in effect on the date of such surrender and payment.

(b)	Within five business days after surrender and payment as aforesaid, the Company will forthwith cause to be delivered to the person or persons in whose name or names the shares so subscribed for are to be issued as specified in such subscription or mailed to him or them at his or their respective addresses specified in such subscription, a certificate or certificates for the appropriate number of shares not exceeding those which the Warrant Holder is entitled to purchase pursuant to the Warrant surrendered.

4.3 Subscription for Less Than Entitlement

The holder of any Warrant may subscribe for and purchase a number of shares less than the number which he is entitled to purchase pursuant to the surrendered Warrant. In the event of any purchase of a number of common shares less than the number which can be purchased pursuant to a Warrant, the holder thereof upon exercise thereof will in addition be entitled to receive a new Warrant in respect of the balance of the shares which he was entitled to purchase pursuant to the surrendered Warrant and which were not then purchased.

4.4 Warrants for Fractions of Shares

To the extent that the holder of any Warrant is entitled to receive on the exercise or partial exercise thereof a fraction of a share, such right may be exercised in respect of such fraction only in combination with another Warrant or other Warrants which in the aggregate entitle the holder to receive a whole number of such shares.

4.5 Expiration of Warrants

After the expiration of the period within which a Warrant is exercisable, all rights thereunder will wholly cease and terminate and such Warrant will be void and of no effect.

4.6 Exercise Price

The price per share which must be paid to exercise a Warrant is US$0.50 until the close of business of the Transfer Agent on  ● .

4.7 Adjustment of Exercise Price

The exercise price and the number of shares deliverable upon the exercise of the Warrants will be subject to adjustment in the events and in the manner following:

(a)	if and whenever the shares at any time outstanding will be subdivided into a greater or consolidated into a lesser number of shares, the exercise price will be decreased or increased proportionately as the case may be; upon any such subdivision or consolidation the number of shares deliverable upon the exercise of the Warrants will be increased or decreased proportionately as the case may be;

(b)	in case of any capital reorganization or of any reclassification of the capital of the Company or in case of the consolidation, merger or amalgamation of the Company with or into any other companies, each Warrant will, after such capital reorganization, reclassification of capital, consolidation, merger or amalgamation, confer the right to purchase the number of shares or other securities or property of the Company or of the Company resulting from such capital reorganization, reclassification, consolidation, merger or amalgamation, as the case may be, to which the holder of the shares deliverable at the time of such capital reorganization, reclassification of capital, consolidation, merger or amalgamation, upon the exercise of such Warrant would have been entitled on such capital reorganization, reclassification, consolidation, merger or amalgamation and in any such case, if necessary, appropriate adjustments will be made in the application of the provisions set forth in this Section 4 with respect to the rights and interest thereafter of the holders of the Warrants to the end that the provisions set forth in this Section 4 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares or other securities or property thereafter deliverable on the exercise of the Warrants. The subdivision or consolidation of shares at any time outstanding into a greater or lesser number of shares (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this Subsection (b);

(c)	the adjustments provided for in this Subsection in the subscription rights pursuant to any Warrants are cumulative.

4.8 Determination of Adjustments

If any question will at any time arise with respect to the exercise price, such question will be conclusively determined by the Company’s Auditor, or, if it declines to so act, any other firm of chartered accountants, in Vancouver, that the Company may designate and who will have access to all appropriate records and such determination will be binding upon the Company and the Warrant Holders.

5.     COVENANTS BY THE COMPANY

The Company will reserve and there will remain unissued out of its authorized capital a sufficient number of shares to satisfy the rights of purchase provided for herein and in the Warrants should the holders of all the Warrants from time to time outstanding determine to exercise such rights in respect of all shares which they are or may be entitled to purchase pursuant thereto.

6.     WAIVER OF CERTAIN RIGHTS

Immunity of Shareholders, etc.

The Warrant Holder hereby waives and releases any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future incorporator, shareholder, director or officer (as such) of the Company for the issue of shares pursuant to any Warrant or on any covenant, agreement, representation or warranty by the Company herein contained.

7.     MEETING OF WARRANT HOLDERS

7.1 Right to Convene Meeting

The Company may at any time and from time to time, and will on receipt of a Warrant Holder’s request and upon being indemnified to its reasonable satisfaction by the Warrant Holders signing such Warrant Holder’s request against the costs which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the Warrant Holders, and in the event of the Company failing within 15 days after receipt of such Warrant Holder’s request and indemnity given as aforesaid to give notice convening a meeting, such Warrant Holders may convene such meeting. Every such meeting will be held in Vancouver, British Columbia.

7.2 Notice

At least 21 days’ notice of any meeting will be given to the Warrant Holders and a copy thereof will be sent by post to the Company unless the meeting has been called by the Company. Such notice will state the time when and the place where the meeting is to be held and will state briefly the general nature of the business to be transacted thereat and it will not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Section.

7.3 Chairman

Some person nominated in writing by the Company will be chairman of the meeting and if no person is so nominated, or if the person so nominated is not present within fifteen minutes from the time fixed for the holding of the meeting, the Warrant Holders present in person or by proxy will choose some person present to be chairman.

7.4 Quorum

Subject to the provisions of Subsection 7.12, at any meeting of the Warrant Holders a quorum will consist of Warrant Holders present in person or by proxy and entitled to purchase at least 25% of the aggregate number of shares which could be purchased pursuant to all the then outstanding Warrants of this series, provided that at least two persons entitled to vote thereat are personally present. If, at any such meeting, Warrant Holders entitled to purchase 25% of the aggregate number of shares which can be purchased pursuant to all the then outstanding Warrants of this series are not present in person or by proxy within half-an-hour after the time appointed for the meeting, then the meeting, if convened by Warrant Holders or on a Warrant Holders’ request, will be dissolved; but in any other case the meeting will be adjourned to the same day in the next week (unless such day is a non-business day, in which case it will be adjourned to the next following business day thereafter) at the same time and place. At the adjourned meeting, the Warrant Holders present in person or by proxy will form a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not be entitled to purchase at least 25% of the aggregate number of common shares which can be purchased pursuant to all of the then outstanding Warrants.

7.5 Power to Adjourn

The Chairman of any meeting at which a quorum of the Warrant Holders is present may with the consent of the meeting adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

7.6 Show of Hands

Every question submitted to a meeting, other than an extraordinary resolution (as defined in subsection 7.12), will be decided in the first place by a majority of the votes given on a show of hands. At any such meeting, unless a poll is duly demanded or is required as herein provided, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority will be conclusive evidence of the fact.

7.7 Poll

A poll shall be taken on every extraordinary resolution. In addition, on any question submitted to a meeting and after a vote by show of hands, when demanded by the chairman of the meeting or by one or more of the Warrant Holders, acting in person or by proxy and entitled to purchase in the aggregate at least 5% of the aggregate number of common shares which could be purchased pursuant to all the Warrants for the time being outstanding, a poll will be taken in such manner as the chairman will direct. Questions other than extraordinary resolutions will be decided by a majority of the votes cast on the poll.

7.8 Voting

On a show of hands every person who is present and entitled to vote, whether as a Warrant Holder or as proxy for one or more absent Warrant Holders or both, will have one vote. On a poll, each Warrant Holder present in person or represented by proxy duly appointed by instrument in writing will be entitled to one vote in respect of each share which he is entitled to purchase pursuant to the Warrant or Warrants then held by him. A proxy need not be a Warrant Holder.

7.9 Regulations

The Company may from time to time make or vary such regulations as it thinks fit for the following purposes:

(a)	for the issue of voting certificates, by any bank, trust company or other depository certifying that specified Warrants have been deposited with it by a named holder and will remain on deposit until after the meeting, which voting certificate will entitle the holders named therein to be present and vote at any such meeting and at any adjournment thereof or to appoint a proxy or proxies to represent them and vote for them at any such meeting and at any adjournment thereof, in the same manner and with the same effect as though the holders so named in such voting certificates were the registered holders of the Warrants specified therein;

(b)	for the deposit of voting certificates and/or instruments appointing proxies at such place and time as the Company or the Warrant Holders convening the meeting, as the case may be, may in the notice convening the meeting direct;

(c)	for the deposit of voting certificates and/or instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such voting certificates and/or instruments appointing proxies to be mailed, cabled or telegraphed before the meeting to the Company at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting; and

(d)	for the form of the instrument of proxy.

Any regulations so made will be binding and effective and the votes given in accordance therewith will be valid and will be counted. Save as such regulations may provide, the only persons who will be recognized at any meeting as the holder of any Warrants, or as entitled to vote or be present at the meeting in respect thereof, will be persons who produce Warrants at the meeting.

7.10 Company may be Represented

The Company, by its officers and directors, and the legal advisors of the Company may attend any meeting of the Warrant Holders, but will have no vote as such.

7.11 Powers Exercisable by Extraordinary Resolution

In addition to all other powers conferred upon them by any other provisions hereof or by law, the Warrant Holders at a meeting will have the following powers, exercisable from time to time by extraordinary resolution:

(a)	power to enforce any of the covenants on the part of the Company contained in the Warrants or to enforce any of the rights of the Warrant Holders in any manner specified in such extraordinary resolution or to refrain from enforcing any such covenant or right;

(b)	power to waive any default on the part of the Company in complying with any provisions hereof whether unconditionally or upon any conditions specified in such extraordinary resolution; and

(c)	power to consent to any amendment proposed by the Company of the provisions of these terms and conditions, subject to necessary regulatory approvals.

7.12 Meaning of “Extraordinary Resolution"

(a)	The expression “extraordinary resolution” when used herein means, subject as hereinafter in this Section and in Subsection 7.15 provided, a resolution proposed at a meeting of Warrant Holders duly convened for that purpose and held in accordance with the provisions in this Article contained at which there are present, in person or by proxy, Warrant Holders entitled to purchase at least 25% of the aggregate number of shares which can be purchased pursuant to all the then outstanding Warrants, and passed by the affirmative votes of Warrant Holders entitled to purchase not less than 75% of the aggregate number of shares which can be purchased pursuant to all the then outstanding Warrants represented at the meeting and voting upon such resolution.

(b)	If, at any such meeting called for the purpose of passing an extraordinary resolution, Warrant Holders entitled to purchase 25% of the aggregate number of common shares which can be purchased pursuant to all the then outstanding Warrants are not present in person or by proxy within half-an-hour after the time appointed for the meeting, then the meeting, if convened by Warrant Holders or on a Warrant Holder’s Request, will be dissolved; but in any other case it will stand adjourned and the provisions of Subsection 7.4 will mutatis mutandis apply.

7.13 Powers Cumulative

It is hereby declared and agreed that any one or more of the powers and any combination of the powers herein stated to be exercisable by the Warrant Holders by extraordinary resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time will not be deemed to exhaust the right of the Warrant Holders to exercise such power or powers or combination of powers then or any power or powers or combination of powers thereafter from time to time.

7.14 Minutes

Minutes of all resolutions and proceedings at every such meeting as aforesaid will be made and duly entered in books to be from time to time provided for that purpose by the Company, and any such minutes as aforesaid, if signed by the chairman of the meeting at which such resolutions were passed or proceedings had, or by the chairman of the next succeeding meeting of the Warrant Holders, will be prima facie evidence of the matters therein stated and until the contrary is proved, every such meeting, in respect of the proceedings of which minutes will have been made, will be deemed to have been duly convened and held, and all resolutions passed thereat or proceedings taken, to have been duly passed and taken.

7.15 Binding Effect of Resolutions

Every resolution and every extraordinary resolution passed in accordance with the provisions of this Section at a meeting of Warrant Holders will be binding upon all Warrant Holders.

7.16 Status of Warrant Holders

The holders of Warrants of a particular series will not be entitled as such to attend or vote at a meeting of the Holders of Warrants of another series, and any action taken at a meeting of Warrant Holders of Warrants of a particular series will in no way affect the rights of the holders of the Warrants of another series.

8.     MODIFICATION OF TERMS, MERGER, SUCCESSORS

8.1 Modification of Terms and Conditions for Certain Purposes

From time to time the Company, may, subject to the provisions of these presents, and it will, when so directed by these presents, modify the terms and conditions hereof, for any one or more or all of the following purposes:

(a)	adding to the provisions hereof such additional covenants and enforcement provisions as, in the opinion of counsel for the Company, are necessary or advisable in the premises;

(b)	giving effect to any extraordinary resolution passed as provided in Section 7;

(c)	making such provisions not inconsistent herewith as may be necessary or desirable with respect to matters or questions arising hereunder or for the purpose of obtaining a listing or quotation of the Warrants on any stock exchange or house;

(d)	adding to or altering the provisions hereof in respect of the registration and transfer of Warrants making provision for the exchange of Warrants of different denominations, and making any modification in the form of the Warrants which does not affect the substance thereof;

(e)	for any other purpose not inconsistent with the terms hereof, including the correction or rectification of any ambiguities, defective provisions, errors or omissions herein; and

(f)	to evidence any succession of any corporation and the assumption by any successor of the covenants of the Company herein and in the Warrants contained as provided hereafter in this Article.

8.2 Company May Consolidate, etc. on Certain Terms

Nothing herein contained will prevent any consolidation, amalgamation or merger of the Company with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and assets of the Company as an entirety to any corporation lawfully entitled to acquire and operate the same; provided however that the corporation formed by such consolidation or into which such merger will have been made will be a corporation organized and existing under the laws of Canada or of the United States of America or any province, state, district or territory thereof, and will, simultaneously with such consolidation, amalgamation or merger, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company.

8.3 Successor Corporation Substituted

In case the Company pursuant to Subsection 8.2 will be consolidated, amalgamated or merged with or into any other corporation or corporations, the successor corporation formed by such consolidation or amalgamation, or into which the Company will have been merged, will succeed to and be substituted for the Company hereunder. Such changes in phraseology and form (but not in substance) may be made in the Warrants as may be appropriate in view of such consolidation, amalgamation or merger.

8.4 Additional Financing

Nothing herein contained will prevent the Company from issuing any other securities or rights with respect thereto during the period within which a Warrant is exercisable, upon such terms as the Company may deem appropriate.

         DATED: ●